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                                  EXHIBIT 10.4

                  YAN SKWARA'S EMPLOYMENT AGREEMENT WITH SDSDC

























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                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, made and entered this 17th day of July, 2000, in San Diego County, San Diego, California, by and between SAN DIEGO SOCCER DEVELOPMENT CORPORATION, a California corporation, hereinafter referred to as "Employer" or "Parent Company," and YAN SKWARA, hereinafter referred to as "Employee."
                            RECITALS AND DEFINITIONS

              A. WHEREAS, Employer is a publicly traded entity on the over the counter pink sheets and is primarily in the business of developing and promoting soccer-related businesses in the United States;

              B. WHEREAS, Employer currently owns, in its entirety, a second division professional soccer franchise in the United Soccer Leagues, Inc. (hereinafter referred to as the "USL") called the San Diego Flash;

              C. WHEREAS, Employee, in his capacity as founder, has been acting as Chief Executive Officer and President of San Diego Soccer Development Corporation since October of 1998;

              D. WHEREAS, Employer, in its overall mission to expand its soccer related holdings and business development is contemplating the acquisition of two additional second division professional franchises, also part of the USL and acquiring the entirety of the Riverside County Elite (hereinafter referred to as the "Acquisition and Merger");

              E. WHEREAS, after the merger of the above referenced professional soccer franchises by San Diego Soccer Development Corporation, each franchise will be owned and operated as a separate California corporation. Each franchise corporation will be a wholly



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     owned subsidiary of San Diego Soccer Development Corporation, which will change its name to reflect its national presence and its status as the parent holding corporation "Parent Company" for the four franchise corporations. The name "Soccer Development Corporation of America" shall be the name of the new holding corporation that will own and operate the San Diego Flash franchise;

              F. WHEREAS, based on the anticipated changes to the corporate structure of the Parent Company, a restructuring to the management of the Parent Company has been agreed to per Unanimous Written Consent of the Directors on this same date of June 1, 2000. The Parent Company/Employer now desires to formalize the employment of Yan Skwara by entering this employment agreement ("Agreement") that reflect the changes in the management structure as implemented by the Board of Directors.

              G. WHEREAS, Employee agrees to be employed by Employer throughout the term of this agreement and further desires to formalize the management structure as implemented by the Board of Directors.

                                    AGREEMENT

         NOW, THEREFORE, by and in consideration of the mutual covenants and promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

EMPLOYMENT TITLE: Employer employs Employee on the terms and conditions stated in this Agreement to perform the functions as Chief Executive Officer ("CEO") and President from June 1, 2000 through the earlier date of November 30, 2000, or the effective date of the Acquisition and Merger. At which time Yan Skwara shall be given the title of President of the subsidiary corporation that will operate the San Diego Flash franchise. If the Board resolves to hire a CEO and President for the Parent Company, Yan Skwara shall have the opportunity to submit his formal application, in writing for the position of CEO and President of the Parent Company based on his experience, education, expertise



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         and performance under this contract. If the Board resolves that Yan
         Skwara is not the most qualified of the applicants to hold the position of CEO and President of the new holding company, then Yan Skwara will automatically assume the position as President of the San Diego Flash subsidiary franchise for the remainder of the term of this Agreement. The naming of a new CEO and President for the Parent Corporation by the Board of Directors shall not in any manner affect Yan Skwara's rights under this Agreement.

TERM OF EMPLOYMENT. The term of Employee's employment shall be three (3) calendar years commencing on the first day of June, 2000 and continuing until May 31, 2003. Employer and Employee will have the option to renew this contract for an additional three (3) year term as more specifically set forth in paragraph 4 below.

OPTION TO RENEW CONTRACT. Employer and Employee may exercise the option to extend the terms of this agreement for two additional years, by executing a mutually agreed upon letter of intent to extend employment, prior to April 30, 2003. Upon the execution of said letter of intent, Employee and Employer shall discuss, at that time, renewed terms for compensation for Employee's services. Employee shall grant Employer thirty days (30) of exclusivity after the letter of intent is signed, in order to present and discuss new terms for a renewed contract term.

DUTIES AND RESPONSIBILITIES.

         Employee's responsibilities, duties and obligations under this Agreement, regardless of his title during the term of this Agreement, shall be governed by the discretion of the Board of Directors of the Parent Company. Employee shall perform his responsibilities, duties and obligations and report directly to the Board of Directors of the Parent Company.

         Employee, regardless of his title, shall not have any authority over any operational or management issues of the Parent Corporation or any of its subsidiary corporations. Employee shall deliver possession and control of all revenue and monetary controls to the Chief Operating Officer and shall relinquish all controls over management issues.

         Employee shall fully engage all of his efforts in complying with his employment work scope, tasks and specific performance objectives that are more fully set forth in the attached Addendum "A" Employment Work Scope Description, which is incorporated herein and made a part hereof by this reference.

EMPLOYEE'S BEST EFFORT. During his employment, Employee shall devote his full energies, interest, abilities, and productive time to the performance of this Agreement and shall not, without Employer's prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would interfere with the performance of his duties under this Agreement. Subject to the sole discretion of the Employer, Employee shall diligently and faithfully use Employee's best efforts and skills



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         to promote the Employer's best interests. As a member of management for Employer, Employee's exact working hours and the total number of hours Employee works each week may surpass normal business hours depending upon the demands of Employer. Employee shall be expected to devote whatever time is necessary to ensure the timely completion of Employee's responsibilities and duties.

PROMOTIONOF COMPETING ORGANIZATION. During the employment term, Employee shall not, directly or indirectly, whether as a partner, Employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business that is competitive with this Employer's business. During the course of his employment, Employee shall not compete, directly or indirectly with this Employer in the field of organizing, promoting, directing and supervising the promotion of any other professional soccer organization.

COMPENSATION. Employer shall pay to Employee the compensation package more specifically set forth in Addendum "B" to this Agreement. The terms and conditions set forth in Addendum "B" are incorporated herein as if set forth in full.

Confidential Information and Trade Secrets.

         During the course of his employment, Employee shall have access to trade secrets and other confidential information which is of a special and unique nature, the value of which would be destroyed by disclosure to any person or entity not directly affiliated with the team owned and operated by the Employer. Such trade secrets and confidential information include, but are not limited to, customer lists, customer agreements, price lists, marketing plans, research reports and studies, sales materials, merchandising aids, books, and the identity and purchasing preferences of Employer's clients, business partners, customers and suppliers. Accordingly, Employee agrees that without the prior express written consent of the Board of Directors of Employer, Employee shall not, either during the term of this Agreement or at any time thereafter, disclose any such trade secrets or confidential information, directly or indirectly, to anyone not affiliated directly with the management of the Employer's business operations. Employee further agrees that he shall never use any trade secrets or confidential information for the benefit of anyone other than the Employer, without the prior written consent of the Board of Directors of Employer.

         All books, files, customer lists, records, documents, brochures, office equipment, keys and any other items relating to the Employer's business which have been or shall be prepared, possessed or controlled by Employee are, and shall forever remain, the sole and exclusive property of the Employer. Accordingly, Employee shall surrender any and all such material to the Employer immediately upon the request by the employer or upon the termination of this Agreement, whichever occurs earlier.

TERMINATION. This Agreement shall automatically terminate for "cause" on the occurrence of any of the following events:



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         Failure to materially perform and discharge his responsibilities, duties and obligations under this Employment Agreement or the material breach of any term under the Employment Agreement or material breach of any term under the Employment Agreement.

         Any misconduct by Employee that is deemed materially injurious to the Corporation;

         Employee's conviction of any felony involving moral turpitude or personal dishonesty;

         Failure to meet the performance requirements as set forth in the Addendum "B" Compensation Package;

         Or failure to provide full written disclosure of all known liabilities, debts, stock control issues and potential lawsuits known by Yan Skwara prior to signing this Agreement as set forth in Addendum "C" are incorporated herein as if set forth in full.

SEVERANCE PAYMENTS UPON TERMINATION WITHOUT CAUSE. In the event this Agreement is terminated by Employer under Paragraphs 5(a), 5(b), 5(c), 5(d), 5(e), and Addendum "C" of this Agreement, and only under those paragraphs, Employer shall not be obligated to pay any severance pay to Employee. Further, in the event that termination occurs under the terms of Paragraphs 5(a), 5(b), 5(c), 5(d) and 5(e), all benefits then received by Employee, shall also cease upon Employee's receipt of any Notice of Termination. Termination by Employer for any other reason, shall require employer to continue to pay Employee the compensation and benefits set forth in Addendum "B" for the duration and completion of the term of this Agreement, which does not include the option year unless termination occurs during the option term of this Agreement.

ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each party shall pay the fees of the arbitrator he selects and of his own attorneys, and the expenses of his witnesses and all other expenses connected with presenting his case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, shall be borne equally by the parties.

NOTICE. Any notice provided for in this Agreement shall be in writing and shall be deemed to have been properly served or given, if sent by certified mail, postage paid, to the following addresses or any succeeding addresses thereto.

         EMPLOYER                                    EMPLOYEE



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         BOARD OF DIRECTORS                          YAN SKWARA
         San Diego Soccer Development Corp.          __________________________
         5222 Balboa Avenue, Suite 24                __________________________
         San Diego, California  92117


ASSIGNMENT. By signing this Agreement, Employee acknowledges the services rendered by Employee are unique and personal. Accordingly, employee may not assign any rights or delegate any duties or obligations under this Agreement. However, the rights and obligations of the Employer under this Agreement shall inure to the benefit of any shall be binding upon any successors and assigns of the Employer.

SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

GOVERNING LAW. This Agreement has been entered in San Diego, the State of
         California. The substantive and procedural laws of the State of California shall govern the interpretation and enforcement of this Agreement.

ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated by this Agreement.

MODIFICATION OF AGREEMENT. A modification of this Agreement or additional obligations assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party to authorized representative of each party herein.

WAIVER. The failure of the Employer t exercise any right or remedy upon any breach or default set forth in this Agreement, or delay by the Employer in exercising any such right or remedy, shall not operate as a waiver. No waiver of any type shall be binding upon the Employer unless evidenced by a writing signed by the entire Board of Directors of Employer.

ATTORNEYS FEES AND COSTS. In the event that any proceeding is commenced involving the interpretation of enforcement of the provisions of this Agreement, the party prevailing in such proceeding shall be entitled to recover reasonable attorneys' fees and costs.

TITLES. The titles of the various sections herein are intended solely for convenience of reference, and are not intended and shall not be deemed for any purpose whatsoever to modify, explain, summarize or place any construction upon any of the provisions of this Agreement, and shall not affect the meaning or interpretation of this Agreement.



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AGREED AND EXECUTED AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE:

         EMPLOYER

         San Diego Soccer Development Corporation


         By: /s/ Steven Peacock
            ------------------------------------
         Title: Chairman
               ---------------------------------


         EMPLOYEE

          /s/ Yan Skwara
         ---------------------------------------
         YAN SKWARA








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                                  ADDENDUM "A"
                       EMPLOYMENT WORK SCOPE DESCRIPTION

         The following is the employment scope description for Yan Skwara pursuant to the herein Employment Agreement dated June 1, 2000. Yan Skwara shall be responsible for the performance and discharge the following duties, obligations, responsibilities and performance objectives during the term of this agreement.

1. PRIVATE PLACEMENT MEMORANDUM COORDINATION. Yan Skwara, shall assist in coordinating the completion of the Private Placement Memorandum currently being drafted by Employer's professional associates and Securities Counsel. Yan Skwara shall work in concert with the Employers professional associates and Securities Counsel in the preparation of monthly reports to the Board of Directors regarding the status, drafting and final completion of the Private Placement Memorandum. The Board of Directors shall approve the finalized Private Placement Memorandum prior to the solicitation of any shareholder thereunder.

2. CAPITAL FORMATION. Yan Skwara shall be responsible for raising Five Hundred Thousand U.S. Dollars ($500,000) per 12 month period under this agreement starting June 1, 2000. Said capital shall be raised by legal means, under the supervision and direction of the Board of Directors in the form of the PPM stock offerings by the publicly traded holding corporation, currently known as San Diego Soccer Development Corporation. Due to the commitments and time necessary to perform the capital raising objectives of Employer in addition the necessity to make presentations in the field to prospective investors away from company offices, Yan Skwara will need to work out of his home office to perform such duties and obligations and will have an office at the company headquarters, and will be present in the company offices only when necessary to perform his obligations, responsibilities and duties under this agreement.

3. INVESTOR RELATIONS. Yan Skwara shall continue to nurture and enhance relations between existing shareholders of Employer and further promote Employer's position as a publicly traded company to existing and future shareholders.

4. MEZZANINE/BRIDGE FINANCING. Yan Skwara, at the discretion and direction of the Board of Directors, may be requested to solicit and secure mezzanine/bridge financing during the term of this agreement, until the Parent Company Board of Directors approves the PPM Offering.

5. RELINQUISHMENT OF ALL BINDING AUTHORITY. Yan Skwara, pursuant to this Agreement and the Unanimous Consent of the Directors of San Diego Soccer Development Corporation, shall relinquish all authority to bind Employer to any financial commitment, unless otherwise set forth in this Agreement.

6. RELINQUISHMENT OF ALL MANAGEMENT/OPERATIONAL CONTROL. Yan Skwara, by entering this agreement has fully relinquished all managerial and operational authority and control to the



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     designated Chief Operating Officer of the Employer. Such relinquishment includes turning all accounting and revenue related accounts and matters to the Chief Operating Officer and removing himself from all such financial and operational decision-making process.








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                                  ADDENDUM "B"
                              COMPENSATION PACKAGE

1. BASE SALARY: The following base salary shall be paid in accordance with company payroll procedures and with applicable tax withholding requirements:

         A. JUNE 1, 2000 THROUGH MAY 31, 2001: Yan Skwara shall be paid $7,000 (Seven Thousand Dollars) per month payable the tenth day of each calendar month, starting June 1, 2000 and continuing through May 31, 2001.

         B. JUNE 1, 2001 THROUGH MAY 31, 2002: Provided that Yan Skwara has satisfied his Employer's performance objectives for the previous twelve month period, as more fully set forth in Addendum "A" hereto, Yan Skwara shall be paid $7,600 (Seven Thousand Six Hundred U.S. Dollars) per month payable the first day of each calendar month, starting June 1, 2001 and continuing through May 31, 2002.

         C. JUNE 1, 2002 THROUGH MAY 31, 2003: Provided that Yan Skwara has satisfied his Employers performance objectives for the previous twelve month period, as more fully set forth in Addendum "A" hereto, Yan Skwara shall be paid $8,200 (Eight Thousand Two Hundred U.S. Dollars) per month payable the first day of each calendar month, starting June 1, 2002 and continuing through May 31, 2003.

2. STOCK OPTION BONUS FOR 1999: Upon the signing of this Agreement, Yan Skwara will receive an option to purchase 200,000 shares of restricted stock at $.25 per share in San Diego Soccer Development Corporation or the Company's then successor name. The option will have a cashless feature and said option will expire on the sooner of the expiration of this employment contract or its termination for cause.

3. STOCK BONUS FOR EQUITY CAPITAL: Yan Skwara shall receive a .15% (Fifteen percent) common share stock bonus for capital raised above $500,000 for each calendar year as set forth in his performance objectives. For example: If Yan Skwara PERSONALLY raises $750,000 during any 12 month performance period of this employment contract, he shall be entitled to receive 37,500 shares of restricted stock in San Diego Soccer Development Corporation or the company's then successor name.

4. SUCCESS FEES: As an officer of the company, Yan Skwara will receive an option to purchase 300,000 common shares of the Company's restricted stock at $.75 per share for recognition of Yan's role in the successful completion of the "roll-up merger" for the acquisition of the OC Waves, Bay Area Seals, and Riverside Elite, including completion of the merger with Roller Coaster through an SB-2 filing, and raising a minimum of $5-million into the merged entity through a PPM. The option will have a cashless feature and said option will expire on the sooner of the expiration of this employment contract or its termination for cause.



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5.       CELLULAR PHONE: Yan will receive a cellular phone paid for by Employer for his use during the term of this Agreement that is to be used exclusively to support his performance objectives per this Agreement.

6. MEDICAL COVERAGE: A medical plan is being reviewed at this time in order to provide a menu of benefits. As soon as the Employer generates sufficient capital, the Board will approve providing the Employee medical plan benefits.

7. DENTAL COVERAGE: A dental plan is being reviewed at this time in order to provide a menu of benefits. As soon as the Employer generates sufficient capital, the Board will approve providing the Employee dental plan benefits.

8. EXPENSE CREDIT CARD: As soon as the Employer generates sufficient capital, the Board will approve providing the Employee with an expense credit card for $1,000 to cover all out of pocket expenses related to the performance of his duties under this agreement, including all travel related expenses incurred in the discharging of his duties.

9. OFFICER AND DIRECTOR LIABILITY COVERAGE: As soon as the Employer generates sufficient capital, the Board will approve acquiring insurance that will name the Employee as additional insured under the employer's coverage.

10. VACATION: Employee shall be entitled to receive 10 business vacation days paid by Employer, during the year in which none of the soccer franchises are actively playing.



EMPLOYMENT AGREEMENT                         _______________     _______________
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